EXHIBIT 99.1

Heron Therapeutics Provides Update on FDA Review of SUSTOL® NDA

REDWOOD CITY, Calif. – April 18, 2016 – Heron Therapeutics, Inc. (NASDAQ: HRTX), announced today that the U.S. Food and Drug Administration (FDA) has provided the Company with an update on its review of the New Drug Application (NDA) for SUSTOL® (granisetron) Injection, extended release. The FDA has indicated that there are no substantive deficiencies in the NDA and has begun labeling discussions with the Company.

SUSTOL is a long-acting formulation of the FDA-approved 5-hydroxytryptamine type 3 (5-HT3) receptor antagonist granisetron being developed for the prevention of both acute and delayed chemotherapy-induced nausea and vomiting (CINV) associated with moderately emetogenic chemotherapy (MEC) or highly emetogenic chemotherapy (HEC). SUSTOL is formulated utilizing Heron’s proprietary Biochronomer® drug delivery technology, and has been shown to maintain therapeutic drug levels of granisetron for at least five days with a single subcutaneous injection.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company focused on improving the lives of patients by developing best-in-class medicine that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. Heron’s goal is to build on therapeutics with well-known pharmacology by improving their tolerability and efficacy as well as broadening their potential field of use. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, those associated with: whether the U.S. Food and Drug Administration (FDA) completes its review within any anticipated time period, whether the FDA approves the SUSTOL NDA as submitted or supports as broad of a labeled indication for SUSTOL as requested, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Contacts:
Investor Relations Contact:
Jennifer Capuzelo, Associate Director, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626